Exhibit 35.4a

Computershare

9062 Old Annapolis Road Columbia, MD 21045

Annual Statement of Compliance

Per the applicable Servicing Agreement for each of the transactions listed on Schedule I hereto, the undersigned, a duly authorized officer of Computershare Trust Company, N.A.(the "Company"), in its applicable capacity(ies) as listed on Schedule I ("Computershare"), hereby certifies as follows as of and for the period of November 1, 2021 through December 31, 2021 (the "Reporting Period") [1]:

(a)	A review of Computershare’s activities during the Reporting Period and of its performance under the applicable Servicing Agreement has been made under such officer’s supervision; and
(b)

To the best of such officer’s knowledge, based on such review, Computershare has fulfilled all of the obligations it is required to perform as agent for Wells Fargo under the applicable Servicing Agreement in all material respects throughout the Reporting Period.

February 24, 2022

Kristen Ann CroninPatti Spencer

Senior Vice PresidentAssistant Secretary

[1] On November 1, 2021, the Company, Computershare Delaware Trust Company and Computershare Limited purchased substantially all of the Corporate Trust Services business of Wells Fargo Bank, N.A (“Wells Fargo”). Wells Fargo did not transfer on November 1, 2021, and as of December 31, 2021, has not transferred to the Company or an affiliate its roles, and the duties, rights, and liabilities for such roles, under the relevant agreements for the transactions listed on Schedule I hereto. As of November 1, 2021, for all the transactions listed on Schedule I hereto, the Company or an affiliate, as agent for Wells Fargo, performs all or virtually all of Wells Fargo’s obligations under the applicable Servicing Agreements listed on Schedule I. The Company’s obligations as agent for Wells Fargo are set forth in a servicing agreement between the parties. Prior to November 1, 2021, the Company did not perform any services for the transactions listed on Schedule I.

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Schedule I:

Transaction	Servicing Agreement	Servicing Agreement Date	Wells Fargo Capacity(ies)	Computershare Capacity(ies)
Sequoia Mortgage Trust 2012-5 Mortgage Pass- Through Certificates, Series 2012-5	Amended and Restated Pooling & Servicing Agreement	01/01/2014	Master Servicer	Agent
Sequoia Mortgage Trust 2012-6 Mortgage Pass- Through Certificates, Series 2012-6	Amended and Restated Pooling & Servicing Agreement	01/01/2014	Master Servicer	Agent
Sequoia Mortgage Trust 2013-2 Mortgage Pass- Through Certificates, Series 2013-2	Amended and Restated Pooling & Servicing Agreement	01/01/2014	Master Servicer	Agent
Sequoia Mortgage Trust 2013-3 Mortgage Pass- Through Certificates, Series 2013-3	Amended and Restated Pooling & Servicing Agreement	01/01/2014	Master Servicer	Agent
Sequoia Mortgage Trust 2013-4 Mortgage Pass- Through Certificates, Series 2013-4	Amended and Restated Pooling & Servicing Agreement	01/01/2014	Master Servicer	Agent
Sequoia Mortgage Trust 2013-6 Mortgage Pass- Through Certificates, Series 2013-6	Amended and Restated Pooling & Servicing Agreement	01/01/2014	Master Servicer	Agent
Sequoia Mortgage Trust 2013-7 Mortgage Pass- Through Certificates, Series 2013-7	Amended and Restated Pooling & Servicing Agreement	01/01/2014	Master Servicer	Agent

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